Exhibit 10.6

MARATHON OIL CORPORATION
2016 INCENTIVE COMPENSATION PLAN

RESTRICTED STOCK AWARD AGREEMENT
with 3-year pro-rata vesting
{insert grant date}

Section 16 Officer

Pursuant to this Award Agreement and the Marathon Oil Corporation 2016 Incentive Compensation Plan (the “Plan”), MARATHON OIL CORPORATION (the “Corporation”) hereby grants to [NAME] (the “Participant”), an employee of the Corporation or a Subsidiary, on {DATE} (the “Grant Date”), [NUMBER] restricted shares of Common Stock (“Restricted Shares”). The number of Restricted Shares awarded is subject to adjustment as provided in Section 13 of the Plan, and the Restricted Shares are subject to the following terms and conditions:

1.Relationship to the Plan. This grant of Restricted Shares is subject to all of the terms, conditions and provisions of the Plan and administrative interpretations, if any, that have been adopted by the Committee. Except as defined in this Award Agreement (including in Sections 10 and 11), capitalized terms shall have the same meanings given to them under the Plan. To the extent that any provision of this Award Agreement conflicts with the express terms of the Plan, the terms of the Plan shall control and, if necessary, the applicable provisions of this Award Agreement shall be hereby deemed amended so as to carry out the purpose and intent of the Plan.

2.	Vesting and Forfeiture of Restricted Shares.

(a)    The Restricted Shares shall vest in three cumulative annual installments, as follows:

(i)    one-third of the Restricted Shares shall vest on the first anniversary of the Grant Date;

(ii)    an additional one-third of the Restricted Shares shall vest on the second anniversary of the Grant Date; and

(iii)    the remaining one-third of the Restricted Shares shall vest on the third anniversary of the Grant Date;

provided, however, that the Participant must be in continuous Employment from the Grant Date through the applicable vesting date for each installment in order for the applicable Restricted Shares to vest on such date. If the Employment of the Participant is terminated for any reason (including Retirement) other than death, any Restricted Shares that have not vested as of the date of such termination of Employment shall be forfeited to the Corporation.

(b)    The Restricted Shares shall vest in full, irrespective of the limitations set forth in subsection (a) above, upon termination of the Participant’s Employment due to death or Mandatory Retirement.

3.Issuance of Shares. Effective as of the Grant Date, the Committee or its designated representative shall cause a number of shares of Common Stock equal to the number of Restricted Shares to be issued and registered in the Participant’s name, subject to the conditions and restrictions set forth in this Award Agreement and the Plan. Such issuance and registration shall be evidenced by an entry on the registry books of the Corporation and, until the applicable vesting date, the Restricted Shares shall remain subject to the conditions and restrictions set forth in this Award Agreement and the Plan. The Participant shall not be entitled to release of such restrictions for any portion of the Restricted Shares unless and until the related Restricted Shares have vested pursuant to Section 2 of this Award Agreement. In the event the Restricted Shares are forfeited in full or in part, the Participant hereby consents to the relinquishment of the forfeited Restricted Shares issued and registered in the Participant’s name to the Corporation at that time.

4.Forfeiture or Repayment Resulting from Forfeiture Event.

(a)    If there is a Forfeiture Event either while the Participant is employed or within three years after termination of the Participant’s Employment, then the Committee may, but is not obligated to, cause all of the Participant’s Restricted Shares to be forfeited by the Participant and returned to the Corporation.

(b)    If there is a Forfeiture Event either while the Participant is employed or within three years after termination of the Participant’s Employment, then the Committee may, but is not obligated to, require the Participant to pay to the Corporation in cash an amount (the “Forfeiture Amount”) up to (but not in excess of) the lesser of (i) the value of such Restricted Shares that have previously vested, determined as of the date such shares vested or (ii) the value of such Restricted Shares that have previously vested, determined as of the date on which the Committee makes a demand for payment of the Forfeiture Amount. Any Forfeiture Amount shall be paid by the Participant within sixty (60) days of receipt from the Corporation of written notice requiring payment of such Forfeiture Amount.

(c)    This Section 4 shall apply notwithstanding any provision of this Award Agreement to the contrary and is meant to provide the Corporation with rights in addition to any other remedy which may exist in law or in equity. This Section 4 shall not apply to the Participant following the effective time of a Change in Control.

5.Taxes. In all cases the Participant will be responsible to pay all required withholding taxes associated with the Restricted Shares. Pursuant to Section 10 of the Plan, the Corporation or its designated representative (which may be a Subsidiary) shall have the right to withhold applicable taxes from the shares of Common Stock otherwise deliverable to the Participant due to the vesting of Restricted Shares pursuant to Section 2 of this Award Agreement, or from other compensation payable to the Participant, at the time of the vesting and delivery of such shares, to sell or permit the sale of shares of Common Stock to pay such applicable taxes, or to take such other action as may be necessary in the opinion of the Corporation to satisfy all obligations for withholding.

6.Shareholder Rights. Unless and until the Restricted Shares are forfeited, the Participant shall have the rights of a shareholder with respect to the Restricted Shares as of the Grant Date, including the right to vote the Restricted Shares and the right to receive dividends. The Participant hereby consents to receiving any dividends on the unvested Restricted Shares through the Corporation’s payroll.

7.Nonassignability. Upon the Participant’s death, the Restricted Shares shall be transferred to the Participant’s estate. Otherwise, the Participant may not sell, transfer, assign, pledge or otherwise encumber any portion of the Restricted Shares, and any attempt to sell, transfer, assign, pledge, or encumber any portion of the Restricted Shares shall have no effect.

8.No Employment Guaranteed. Nothing in this Award Agreement shall give the Participant any rights to (or impose any obligations for) continued Employment by the Corporation or any Subsidiary or successor, nor shall it give such entities any rights (or impose any obligations) with respect to continued performance of duties by the Participant.

9.Modification of Agreement. Any modification of this Award Agreement shall be binding only if evidenced in writing and signed by an authorized representative of the Corporation, provided that no modification may, without the consent of the Participant, adversely affect the rights of the Participant. Without the consent of the Participant, this Award Agreement may be amended or supplemented (i) to cure any ambiguity or to correct or supplement any provision herein which may be defective or inconsistent with any other provision herein, or (ii) to add to the covenants and agreements of the Corporation for the benefit of the Participant or to add to the rights of the Participant or to surrender any right or power reserved to or conferred upon the Corporation in this Award Agreement; provided, in each case, that such changes or corrections shall not adversely affect the rights of the Participant under this Award Agreement without the Participant’s consent, or (iii) to make such other changes as the Corporation, upon advice of counsel, determines are necessary or advisable because of the adoption or promulgation of, or change in or of the interpretation of, any law or governmental rule or regulation, including any applicable federal or state securities or tax laws.

10.Data Privacy. By accepting the Restricted Shares subject to the terms of this Award Agreement, the Participant hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of the Participant’s personal data, including but not limited to items of data described in this Section 10, by and among Marathon Oil Corporation and its Subsidiaries and affiliates, including the Participant’s employer (collectively referred to as “Marathon Oil” in this Section 10) for the exclusive purpose of implementing, administering and managing the Participant’s participation in the Plan. The Participant understands and acknowledges that Marathon Oil holds certain personal data about the Participant, including, but not limited to, the Participant’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in Marathon Oil, details of all grants or any other entitlement to shares of stock or units awarded, canceled, forfeited, exercised, vested, unvested or outstanding in the Participant’s favor, for the purpose of implementing, administering and managing the Plan (which information is collectively referred to as “Data” for purposes of this Section 10). The Participant understands and agrees that Data may be transferred to one or more third parties assisting Marathon Oil in the implementation, administration and management of the Plan, that these recipients may be located in the Participant’s country of citizenship, country of residence or elsewhere, and that any recipient’s country may have different data privacy laws and protections than the Participant’s country of citizenship or country of residence. The Participant understands that he or she may request a list with the names and addresses of any recipients of the Data by contacting his or her local human resources representative. The Participant, by acceptance of the Restricted Shares subject to the terms of this Award Agreement, authorizes the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing the Participant’s participation in the Plan, including any requisite transfer of such Data as may be required to a broker or other third party with whom the Participant may elect to deposit the shares following the lapse of applicable restrictions, and reporting to applicable tax and other legal authorities. The Participant understands that he or she may, at any time, view the Data, request additional information about the storage and processing of the Data, require any necessary amendments to the Data to correct inaccuracy, or refuse or withdraw the consent provided herein, without cost, by contacting the Participant's local human resources representative in writing. The Participant understands that refusing or withdrawing the Participant’s consent may affect the Participant’s ability to participate in the Plan, and the Participant may obtain additional information about the consequences of refusing to consent or withdrawing consent by contacting his or her local human resources representative.

11.	Definitions. For purposes of this Award Agreement:

“Employment” means employment with the Corporation or any of its Subsidiaries. For purposes of this Award Agreement, Employment shall also include any period of time during which the Participant is on Disability status.

“Forfeiture Event” means the occurrence of at least one of the following (a) the Corporation is required, pursuant to a determination made by the Securities and Exchange Commission or by the Audit Committee of the Board, to prepare a material accounting restatement due to the noncompliance of the Corporation with any financial reporting requirement under applicable securities laws as a result of misconduct, and the Committee determines that (1) the Participant knowingly engaged in the misconduct,
(2)the Participant was grossly negligent with respect to such misconduct or (3) the Participant knowingly or grossly negligently failed to prevent the misconduct or (b) the Committee concludes that the Participant engaged in fraud, embezzlement or other similar misconduct materially detrimental to the Corporation.

“Mandatory Retirement” means termination of Employment as a result of the Corporation’s policy, if any, requiring the mandatory retirement of officers and/or other employees upon reaching a certain age or milestone.

Deanna L. Jones
Vice President, Human Resources &
Administrative Service